SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                         ------------------------------


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report                                                 January 24, 1996
(Date of earliest event reported)

                                COLOR TILE, INC.
             (exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


      0-8777                                                         75-1606185
(Commission File Number)                                          (IRS Employer
                                                          Identification Number)


515 Houston Street, Fort Worth, Texas                                     76102
(Address of principal executive offices)                              (Zip Code)


                                                            (817) 870-9400
              (Registrant's telephone number, including area code)


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ITEM 3.  BANKRUPTCY OR RECEIVERSHIP

(1) On January 24, 1996, Color Tile, Inc., ("Color Tile") and certain affiliated entities, filed a voluntary petition to reorganize under Chapter 11 of the Federal Bankruptcy Code. The filing was made in the U.S. Bankruptcy Court for the District of Delaware. The matters were assigned to Chief Bankruptcy Judge Balick, Case Numbers 96-76 (HSB) through 96-80 (HSB).

(2) Color Tile entered into a $15 million debtor-in-possession (DIP) financing agreement with its existing bank syndicate led by Chemical Bank, subject to Bankruptcy Court approval. On January 24, 1996, the Bankruptcy Court approved $5 million of the DIP facility on an emergency basis. On January 31, 1996, the Bankruptcy Court approved an additional $4 million of the facility (for a total of $9 million). A final hearing at which Color Tile will seek authorization to borrow the balance of the funds under the DIP facility is scheduled to be held on February 13, 1996. In connection with the DIP facility, Bank of Tokyo has committed to release goods to Color Tile in connection with approximately
$6.4 million of documentary letters of credit outstanding on the petition date. These funds (together with all proceeds from its current inventory) will be
available  to,  among other  things,  meet the Company's   continuing
obligations   to  suppliers  and  vendors   during  the restructuring  process.
In addition,  the Bankruptcy Court approved orders that will  enable  Color
Tile to continue paying salary and benefits to all its employees throughout the country.

(3) In the filing, Color Tile listed total assets of $381,418,832 and total liabilities of $526,690,313. American Blind and Wallpaper Factory, Inc. (ABWF), the Company's Plymouth, Michigan-based, wholly owned subsidiary engaged in the sale of name-brand and private-label window treatments and wall coverings on a special-order basis, is not involved in or affected by the Chapter 11 filing.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.




                                                                Color Tile, Inc.



Date:  February 8, 1996                              By: /s/ Bart A. Brown, Jr.
                                                         ----------------------
                                                     Bart A. Brown, Jr.
                                                     Chairman of the Board
                                                     and Chief Executive Officer